EXHIBIT 16.1

March 11, 2019

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of All For One Media Corp. to be filed with the Securities and Exchange Commission on or about March 11, 2019. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas